Exhibit 99.1

Jack in the Box Inc. Announces Darin Harris to Become Chief Executive Officer

David Goebel to Become Non-Executive Chairman of the Board

SAN DIEGO--(BUSINESS WIRE)--April 16, 2020--Jack in the Box Inc. (NASDAQ: JACK) announced today that Darin Harris has been appointed by its Board of Directors as Chief Executive Officer and will join the Jack in the Box Board of Directors, both effective on the start of his employment no later than June 15, 2020. The Board of Directors has elected David Goebel to serve as non-executive Chairman of the Board, effective when Harris begins employment with the company.

Harris has more than 25 years of experience leading franchised and corporate multi-unit retail and service businesses. Most recently, Harris has served as Chief Executive Officer of North America for IWG PLC (“IWG”), the holding group for several leading providers of over 1,000 flexible workspaces. Brands in the IWG portfolio include Regus, Spaces, HQ, No18 and Signature by Regus.

Harris has extensive leadership experience in the restaurant industry encompassing operations, franchising, brand strategy and restaurant development. Most notably, Harris is the former Chief Executive Officer of CiCi’s Pizza. Harris also previously held franchise leadership roles as Senior Vice President at Arby’s Restaurant Group, Inc. and Vice President, Franchise and Corporate Development at Captain D’s Seafood, Inc. He was also a prior franchise operator of Papa John’s Pizza and Qdoba Mexican Grill.

“We are enthusiastic about the breadth of experience Darin brings to the Jack in the Box team. Darin is a proven leader with a strong background in franchised organizations, both in leadership positions and as a franchisee himself. I am confident in his ability to lead this organization and continue to elevate the Jack in the Box business for guests, employees, and franchisees.” said David Goebel, current independent Lead Director.

Harris will leave his current position as Chief Executive Officer of North America, IWG PLC to join Jack in the Box Inc. He joined IWG in April 2018, where he developed a clear and focused strategy for the business and a disciplined process for execution in key areas of operations, business development, customer service, revenue, and profit objectives. Prior to that, Harris was Chief Executive Officer of CiCi’s Enterprises, LP, from August 2013 to February 2018 in Dallas, Texas, where he was responsible for both CiCi’s Pizza, an American pizza buffet restaurant chain with over 400 locations, and JMC Distribution LP, a restaurant distribution company. Harris has an MBA from Xavier University and a Bachelor of Arts in Psychology from Creighton University.

“I am thrilled to join this strong leadership team and build a great future for the Jack in the Box brand, our talented employees, and all Jack in the Box franchisees. Given my extensive background in franchising, brand building, and operations, I have been able to observe the potential of this company, and I look forward to leading the organization toward this potential,” said Harris. “My first order of business will be to learn this iconic brand and listen to our team members, partners, and franchisees on how best to serve our guests.”

Harris takes over from Lenny Comma, who announced his intent to retire in December 2019 and has served as Chief Executive Officer and Chairman of the Board since 2014. Comma’s last day with Jack in the Box will be effective upon Harris’ start date, at which time Comma will also leave the Board of Directors.

“On behalf of the Jack in the Box Board of Directors, I would like to personally thank Lenny for his commitment to the company over his 18 years at Jack in the Box, and specifically his fearless leadership over the last six-plus years as CEO and Chairman. Lenny has had an enormous impact on the company with countless accomplishments, including driving same-store sales growth every year as CEO with industry-leading margins, transforming the business model from a multi-branded mixed model of franchise and company restaurants to a single-branded, primarily franchised company, all while developing the people and culture in the organization. We appreciate the continuity that Lenny will provide as a result of this transition and we wish him well in all his future endeavors,” said Goebel.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,220 restaurants in 21 states. Known as the pioneer of all-day breakfast, and the late night category, Jack in the Box prides itself on being the curly fry in a world of regular fries. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com. If you have media inquiries, please reach out to media@jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the potential impacts to our business and operations resulting from the coronavirus COVID-19 pandemic, the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, including federal, state and local policies regarding mitigation strategies for controlling the coronavirus COVID-19 pandemic, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contacts

Investor Contact:
Rachel Webb, (858) 571-2683